Exhibit 99.1

RMG Reports Third Quarter 2017 Results

Management Optimistic About Interest in Newly Launched SaaS-Based Platform -- Korbyt;

New Cloud Solutions Expected to Significantly Expand Addressable Market for RMG

Third Quarter Highlights

•

Total revenues of $8.8 million decreased 8% year-over-year

•

Net loss of $1.9 million; Adj. EBITDA loss1 of $0.9 million

•

Launched KorbytTM, RMG’s powerful, next-generation visual enterprise communications platform

•

Signed $500,000 order with one of the largest banks in the world to upgrade RMG’s Intelligent Contact Center solution across the customer’s U.K. contact center footprint

•

In October, launched KorbytGOTM, the Korbyt-powered mobile application that addresses the Global Internal / Employee Communications industry with the potential to impact millions of employees worldwide

DALLAS – November 7, 2017 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG, a global leader in technology-driven visual communications, today announced its financial results for the third quarter ended September 30, 2017 and discussed its new technology platform - Korbyt.

“We were excited to announce during the third quarter, the launch of our next-generation visual enterprise communications platform, Korbyt, which represents the cornerstone of our long-term strategic growth plan,” commented Robert Michelson, Chief Executive Officer. “We believe the launch of the Korbyt platform is an inflection point for the Company, providing an opportunity to meaningfully expand our addressable market by giving us access to customers in the multi-billion dollar retail and hospitality markets that we previously weren’t able to address without a platform built on modern technology.”

“We believe the power, scalability and flexibility of the Korbyt platform, offering both Cloud and On-Premises deployment options, differentiates Korbyt from the competition,” Michelson continued. “Our existing customers, and in fact, a broader cross-section of potential customers, have increasingly expressed the desire to have cloud-based solutions and lower up-front infrastructure costs, seamless upgrades and better cost predictability. As such, and based on the initial interest we received from top-tier potential customers, we believe Korbyt will make it easier for customers to buy, implement and expand our solutions, augmenting our future growth trajectory.”

In discussing third quarter financial results, Michelson stated, “We were pleased to close a $500,000 contact center upgrade project in the third quarter with one of the largest banks in the world as well as with the solid success of our MAX initiatives. While we experienced lower total sales orders and revenue in the third quarter, we believe the year-over-year decline was due to customers and prospects beginning to evaluate the new Korbyt platform, and also due to certain orders and deliveries being delayed into a future quarter.”

Third Quarter Financial Review

Total revenue of $8.8 million decreased 8% from $9.5 million in the third quarter of 2016.

•

Products revenue of $3.5 million decreased 15% from $4.2 million in the third quarter of 2016, resulting from certain orders and product deliveries being delayed into a future quarter.

•

Maintenance & content services revenue of $3.6 million increased 3% from $3.5 million in the same period last year, resulting primarily from increased contract renewals in North America.

•

Professional services revenue of $1.6 million decreased 12% from $1.8 million in the same period last year, resulting primarily from lower new sales orders and sales mix.

1   A non-GAAP measure, we define Adj. EBITDA as net income (loss) with adjustments for interest expense and other income, income tax expense, gain (loss) on change in warrant liability, depreciation and amortization expenses and stock-based compensation expense. See “About Non-GAAP Financial Measures” below and the reconciliation tables at the end of this release for more information regarding this non-GAAP financial measure.

Gross margin of 55.1% decreased from 63.6% in the third quarter of 2016, resulting primarily from lower cost of revenue in 2016, which included non-recurring credits to product and maintenance costs from a component manufacturer and resolution of a vendor billing matter.

Total operating expenses of $6.6 million decreased by 5% from $6.9 million in the same period last year, resulting primarily from continued efforts to manage expenses in line with revenues, while strategically investing in certain areas of the business.

GAAP net loss was $1.9 million, or ($0.17) per diluted share, compared to a net loss of $0.9 million, or ($0.10) per diluted share, for the third quarter of 2016. On a non-GAAP basis, Adj. EBITDA loss of $0.9 million compares to Adj. EBITDA of $85 thousand in the same period last year.

At September 30, 2017, the company had $0.7 million in borrowings and $3.4 million in unused availability under its revolving line of credit and cash and cash equivalents of $1.6 million.

Outlook

The company has updated its revenue guidance for the full-year 2017 and now anticipates revenue for the full-year 2017 to be flat to down 3% versus 2016. The company expects revenue in the fourth quarter of 2017 to be impacted by the recent launch of the Korbyt platform and an associated delay in key customer orders resulting from customers taking more time to finalize their orders as they evaluate the new Korbyt platform.

With the launch of Korbyt, we have begun a business model transition from the software license model to a subscription-based model, which we expect will impact the level and mix of orders and revenue in 2018. We anticipate that as the Korbyt platform gains traction, this new offering will expand our addressable market, improve margins and add predictability, stability and increased visibility to our business, which we believe will help us unlock value for our shareholders, and accelerate our long-term growth trajectory.

Revolving Credit Facility

On November 6, 2017, the company entered into an amended and restated loan and security agreement (“Loan Agreement”) with Silicon Valley Bank, which renews and extends the maturity date of its revolving line of credit to March 31, 2019 and makes certain other minor revisions to the Loan Agreement, including the addition of an interest rate floor of 4.50%. Advances under the revolving line of credit will be charged at a floating per annum rate equal to the greater of either 4.50% or, depending on whether certain conditions are satisfied, 1.75% above the prime rate or 2.75% above the prime rate.

Conference Call

Management will host a conference call to discuss these results on Tuesday, November 7, 2017 at 9 a.m. ET. To access the call, please dial 1-866-682-6100 (toll free) or 1-404-267-0373 and reference conference 170663. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of RMG's web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) and entering PIN: 21571 from 12 p.m. ET on November 7, 2017 until 9:00 a.m. ET on November 21, 2017.

About RMG

RMG goes beyond traditional communications to help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG offers a single point of accountability for integrated data visualization and real-time performance management. The Company is headquartered in Dallas, Texas, with additional offices in the United Kingdom and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes Adj. EBITDA, a non-GAAP financial measure as defined under SEC regulations. In evaluating its business, RMG considers and uses Adj. EBITDA as a supplemental measure of its operating performance, and believes that many of the company's investors use this non-GAAP measure to monitor the company's performance. This measure should not be considered as a substitute for the most directly comparable GAAP measure and should not be used in isolation, but in conjunction with this GAAP measure. Our definition of Adj. EBITDA is set forth in footnote (1) above, and a reconciliation between Adj. EBITDA and the relevant GAAP measure is set forth in the table at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to effect a reverse stock split and the timing of such split, our ability to achieve profitability, our position within the markets that we serve, our ability to introduce new or improved products and services (including anticipated upgrades to our technology), our ability to better market our products and services, our efforts to grow our business and any implicit continuing improvement in financial performance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether the Korbyt platform achieves market acceptance, including its ability to disrupt current markets and help address new markets and customers; the ability of the Korbyt platform to improve the Company’s margins and add predictability to financial results, contribute to and/or accelerate the Company’s anticipated growth, and/or improve the value of the Company’s stock; the Company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the Company's securities; the ability of the company to maintain its Nasdaq listing; the competitive environment in the markets in which the Company operates; the risk that the anticipated benefits of acquisitions that the Company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the Company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the Company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

 © 2017 RMG Networks Holding Corporation. RMG, RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

Contact:

Investor

Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media
Gloria Lee

972-744-3958

gloria.lee@rmgnetworks.com

Source: RMG Networks Holding Corporation

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

September 30, 2017 and December 31, 2016

(In thousands, except share and per share information)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,560	$5,142
Accounts receivable, net of allowance for doubtful accounts of $380 and $364, respectively	8,770	10,381
Inventory, net	944	830
Prepaid assets	1,222	762
Total current assets	12,496	17,115
Property and equipment, net	3,090	3,710
Intangible assets, net	5,124	6,780
Loan origination fees	5	66
Other assets	179	228
Total assets	$20,894	$27,899
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$1,638	$3,231
Accrued liabilities	2,465	3,392
Secured line of credit	700	1,274
Deferred revenue	7,470	7,327
Total current liabilities	12,273	15,224
Warrant liability	59	289
Deferred revenue – non-current	603	655
Deferred rent and other	1,484	1,646
Total liabilities	14,419	17,814
Stockholders’ equity:
Common stock, $.0001 par value, (250,000,000 shares authorized; 11,231,257 shares issued; 11,156,257 shares outstanding, at September 30, 2017 and December 31, 2016, respectively.)	1	1
Additional paid-in-capital	113,950	113,514
Accumulated other comprehensive loss	(607)	(944)
Retained earnings (accumulated deficit)	(106,389)	(102,006)
Treasury Stock, at cost (75,000 shares)	(480)	(480)
Total stockholders’ equity	6,475	10,085
Total liabilities and stockholders’ equity	$20,894	$27,899

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Loss

For the Three and Nine Months Ended September 30, 2017 and 2016

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Products	$3,538	$4,174	$11,275	$11,080
Maintenance and content services	3,646	3,534	10,235	10,475
Professional services	1,597	1,820	5,327	5,351
Total Revenue	8,781	9,528	26,837	26,906
Cost of Revenue:
Products	2,253	2,169	6,543	6,049
Maintenance and content services	383	161	1,183	887
Professional services	1,307	1,139	3,708	3,806
Total Cost of Revenue	3,943	3,469	11,434	10,742
Gross Profit	4,838	6,059	15,403	16,164
Operating expenses:
Sales and marketing	2,177	2,239	6,711	6,135
General and administrative	2,930	3,287	8,484	9,576
Research and development	716	595	2,027	1,993
Depreciation and amortization	757	801	2,319	2,410
Total operating expenses	6,580	6,922	19,541	20,114
Operating loss	(1,742)	(863)	(4,138)	(3,950)
Other Income (Expense):
Gain on change in warrant liability	—	—	231	48
Interest (expense) and other income – net	(180)	3	(488)	386
Loss before income taxes and discontinued operations	(1,922)	(860)	(4,395)	(3,516)
Income tax expense (benefit)	—	27	(12)	27
Total loss from continuing operations	(1,922)	(887)	(4,383)	(3,543)
Loss from discontinued operations, net of taxes	—	—	—	(260)
Net loss	(1,922)	(887)	(4,383)	(3,803)
Other comprehensive loss:
Foreign currency translation adjustments	124	(128)	336	(532)
Total comprehensive loss	$(1,798)	$(1,015)	$(4,047)	$(4,335)

Continuing operations	$(0.17)	$(0.10)	$(0.39)	$(0.38)
Discontinued operations	—	—	—	(0.03)
Net loss per share of Common Stock (basic and diluted)	$(0.17)	$(0.10)	$(0.39)	$(0.41)
Weighted average shares used in computing basic and diluted net loss per share of Common Stock	11,156,257	9,220,510	11,156,257	9,220,510

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows (Inclusive of Discontinued Operations)

Nine Months Ended September 30, 2017 and 2016

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(4,383)	$(3,803)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,319	2,410
Gain on change in warrant liability	(231)	(48)
Loss from disposal of fixed assets - net of accumulated depreciation	76	—
Stock-based compensation	436	757
Non-cash loan origination fees	61	52
Non-cash directors’ fees	39	31
Inventory reserve adjustment for obsolescence	45	—
Allowance for doubtful accounts	(10)	—
Changes in operating assets and liabilities:
Accounts receivable	1,744	955
Inventory	(137)	416
Other current assets	(441)	330
Other assets, net	49	8
Accounts payable	(1,608)	(913)
Accrued liabilities	(978)	(706)
Deferred revenue	33	(521)
Loss (gain) on long-term contract	—	(524)
Deferred rent and other liabilities	(161)	(222)
Net cash used in operating activities	(3,147)	(1,778)
Cash flows from investing activities
Purchases of property and equipment	(114)	(288)
Net cash used in investing activities	(114)	(288)
Cash flows from financing activities
Borrowings on secured line of credit	700	700
Payments on secured line of credit	(1,274)	—
Net cash provided by (used in) financing activities	(574)	700
Effect of exchange rate changes on cash	253	(353)
Net decrease in cash and cash equivalents	(3,582)	(1,719)
Cash and cash equivalents, beginning of period	5,142	3,206
Cash and cash equivalents, end of period	$1,560	$1,487
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$14	$126
Cash paid during the period for income taxes	$14	$77

RMG Networks Holding Corporation

Reconciliation of Net Loss to Adj. EBITDA

For the Three and Nine Months Ended September 30, 2017 and 2016

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Loss	$(1,922)	$(887)	$(4,383)	$(3,803)

Loss from discontinued operations, net of taxes	–	–	–	260

Total loss from continuing operations	(1,922)	(887)	(4,383)	(3,543)

Interest expense and other (income) - net	180	(3)	488	(386)
Income tax expense (benefit)	–	27	(12)	27
Loss (Gain) on change in warrant liability	–	–	(231)	(48)

Operating loss	(1,742)	(863)	(4,138)	(3,950)

Depreciation and amortization	757	801	2,319	2,410
Stock-based compensation	110	147	436	757

Adj. EBITDA	$(875)	$85	$(1,383)	$(783)